SEI INTERNATIONAL TRUST
AUGUST 31, 1995
--------------------------------------------------------------------------------
CORE INTERNATIONAL EQUITY PORTFOLIO
EUROPEAN EQUITY PORTFOLIO
PACIFIC BASIN EQUITY PORTFOLIO
EMERGING MARKETS EQUITY PORTFOLIO
INTERNATIONAL FIXED INCOME PORTFOLIO

--------------------------------------------------------------------------------

Please read this Prospectus carefully before investing, and keep it on file for future reference.

A Statement of Additional Information dated June 28, 1995 and amended August 31, 1995, has been filed with the Securities and Exchange Commission and is available without charge through the Distributor, SEI Financial Services Company, 680 East Swedesford Road, Wayne, PA 19087 or by calling 1-800-342-5734. The Statement of Additional Information is incorporated into this Prospectus by reference.

SEI International Trust (the "Trust") is an open-end investment management company that offers financial institutions a convenient means of investing their own funds or funds for which they act in a fiduciary, agency or custodial capacity in professionally managed diversified and non-diversified portfolios of securities. A portfolio may offer separate classes of shares that differ from each other primarily in the allocation of certain distribution expenses and minimum investments. This Prospectus offers the Class A shares of the equity and fixed income portfolios (the "Portfolios" and each of these, a "Portfolio") listed above.

--------------------------------------------------------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE AC-CURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

----------------------------------------------------------------------

 THE TRUST'S SHARES ARE NOT DEPOSITS OR OBLIGATIONS OF, OR GUARANTEED OR ENDORSED BY, ANY BANK. THE TRUST'S SHARES ARE NOT FEDERALLY IN-SURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RE-SERVE BOARD OR ANY OTHER GOVERNMENT AGENCY. INVESTMENT IN THE SHARES INVOLVES RISK, INCLUDING POSSIBLE LOSS OF THE PRINCIPAL AMOUNT IN-VESTED.

----------------------------------------------------------------------

ANNUAL OPERATING EXPENSES (as a percentage of average net assets)
--------------------------------------------------------------------------------

                              CORE                             EMERGING
                          INTERNATIONAL EUROPEAN    PACIFIC     MARKETS  INTERNATIONAL
                             EQUITY      EQUITY   BASIN EQUITY  EQUITY   FIXED INCOME
                            PORTFOLIO   PORTFOLIO  PORTFOLIO   PORTFOLIO   PORTFOLIO
------------------------  ------------- --------- ------------ --------- -------------
Management/Advisory Fees
(after fee waiver and
reimbursement) /1/             .91%        .80%       .78%        .80%        .57%
12b-1 Fees /2/                 .15%        .15%       .15%        .15%        .15%
Other Expenses                 .19%        .35%       .37%       1.00%        .28%
--------------------------------------------------------------------------------------
Total Operating Expenses
(after fee waiver and
reimbursement) /3/            1.25%       1.30%      1.30%       1.95%       1.00%
--------------------------------------------------------------------------------------

1 SEI Financial Management Corporation ("SFM"), in its capacity as Manager for each Portfolio, and certain of the advisers, have waived, on a voluntary basis, a portion of their fee, and the management/advisory fees shown reflect these voluntary waivers. SFM and the advisers each reserve the right to terminate its waiver at any time in its sole discretion. Absent such fee waiver, management/advisory fees would be .93% for the Core International Equity Portfolio, 1.13% for the European Equity Portfolio, 1.20% for the Pacific Basin Equity Portfolio and .90% for the International Fixed Income Portfolio. For the Emerging Markets Equity Portfolio, SFM has agreed to waive its management fee, and, if necessary, pay other operating expenses of the Portfolio in an amount that operates to limit the total operating expenses of the Class A shares. Absent this fee waiver and expense reimbursement, management/advisory fees would be 1.70% for the Emerging Markets Equity Portfolio.
2 The 12b-1 fees shown reflect each Portfolio's current 12b-1 budget for reimbursement of expenses. The maximum 12b-1 fee payable by Class A shares for each Portfolio is .30%.
3 Absent the voluntary fee waiver and expense reimbursement described above, total operating expenses would be 1.27% for the Core International Equity Portfolio, 1.63% for the European Equity Portfolio, 1.72% for the Pacific Basin Equity Portfolio, 2.85% for the Emerging Markets Equity Portfolio and 1.33% for the International Fixed Income Portfolio. Additional information may be found under "The Advisers," "The Sub-Advisers" and "The Manager and Shareholder Servicing Agent."

EXAMPLE
--------------------------------------------------------------------------------
An investor in a Portfolio would pay
the following expenses on a $1,000
investment assuming (1) 5% annual re-
turn and (2) redemption at the end of
each time period:

                            1 YR.  3 YRS. 5 YRS. 10 YRS.
                            ------ ------ ------ -------
Core International Equity   $13.00 $40.00 $69.00 $151.00
European Equity             $13.00 $41.00 $71.00 $157.00
Pacific Basin Equity        $13.00 $41.00 $71.00 $157.00
Emerging Markets Equity     $20.00 $61.00    --      --
International Fixed Income  $10.00 $32.00 $55.00 $122.00
--------------------------------------------------------

THE EXAMPLE SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES. ACTUAL EXPENSES MAY BE GREATER OR LESS THAN THOSE SHOWN.
The purpose of the expense table and example is to assist the investor in understanding the various costs and expenses that may be directly or indirectly borne by investors in Class A shares of the Portfolios. A person who purchases shares through a financial institution may be charged separate fees by that institution. The information set forth in the foregoing table and example relates only to the Portfolios' Class A shares. Each Portfolio also offers Class D shares, which are subject to the same expenses except that Class D shares bear sales loads and different distribution costs and additional transfer agent costs and sales loads. A person who purchases shares through a financial institution may be charged separate fees by that institution. Additional Information may be found under "The Manager and Shareholder Servicing Agent," "The Advisers" "The Sub-Advisers" and "Distribution." Long-term shareholders may eventually pay more than the economic equivalent of the maximum front-end sales charges otherwise permitted by the Rules of Fair Practice (the "Rules") of the National Association of Securities Dealers, Inc. ("NASD").

FINANCIAL HIGHLIGHTS ___________________________________________________________

The following information has been audited by Price Waterhouse LLP, the Trust's independent accountants, as indicated in their report dated April 11, 1995 on the Trust's financial statements as of April 11, 1995 included in the Trust's Statement of Additional Information under "Financial Information." Additional performance information is contained in the 1995 Annual Report to Shareholders and is available upon request and without charge by calling 1-800-342-5734. This information should be read in conjunction with the Trust's financial statements and notes thereto.

FOR A CLASS A SHARE OUTSTANDING THROUGHOUT THE PERIOD
--------------------------------------------------------------------------------

                                          CORE INTERNATIONAL EQUITY PORTFOLIO
                          --------   --------------------------------------------------
                           3/1/94     3/1/93    3/1/92   3/1/91    3/1/90    12/20/89
                             to         to        to       to        to         to
                          2/28/95    2/28/94   2/28/93   2/29/92   2/28/91  2/28/90 /1/
---------------------------------------------------------------------------------------
Net Asset Value, Begin-
ning of Period              $11.00      $8.93     $9.09    $9.56     $9.62    $10.00
---------------------------------------------------------------------------------------
Income from Investment
Operations:
  Net Investment Income
  (Loss)                      0.15       0.13      0.16     0.19      0.18      0.04
  Net Realized and
  Unrealized Gains
  (Losses)                   (0.97)      2.05      0.04    (0.36)    (0.14)    (0.42)
---------------------------------------------------------------------------------------
Total from Investment
Operations                   (0.82)      2.18      0.20    (0.17)     0.04     (0.38)
---------------------------------------------------------------------------------------
Less Distributions:
  Distributions from Net
  Investment Income /2/         --      (0.11)    (0.36)   (0.30)       --        --
  Distributions from Re-
  alized Capital Gains       (0.59)        --        --       --     (0.01)       --
  Return of Capital             --         --        --       --     (0.09)       --
---------------------------------------------------------------------------------------
Total Distributions          (0.59)     (0.11)    (0.36)   (0.30)    (0.10)       --
---------------------------------------------------------------------------------------
Net Asset Value, End of
Period                       $9.59     $11.00     $8.93    $9.09     $9.56     $9.62
---------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------
Total Return                 (7.67)%    24.44%     2.17%   (1.63)%    0.36%    (3.70)%
---------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------
Ratios and Supplemental
Data:
  Net Assets, End of Pe-
  riod (000)              $328,503   $503,498  $178,287  $92,456   $35,829    $8,661
  Ratio of Expenses to
  Average Net Assets          1.19%      1.10%     1.10%    1.10%     1.10%     1.10%
  Ratio of Expenses to
  Average Net Assets
  (Excluding Waivers)         1.21%      1.24%     1.53%    1.52%     1.64%     5.67%
  Ratio of Net Invest-
  ment Income (Loss) to
  Average Net Assets          1.30%      1.46%     1.80%    2.07%     3.52%     3.13%
  Ratio of Net
  Investment Income
  (Loss) to Average Net
  Assets (Excluding
  Waivers)                    1.28%      1.32%     1.37%    1.63%     2.98%    (1.44)%
  Portfolio Turnover
  Rate                          64%        19%       23%      79%       14%       --%
---------------------------------------------------------------------------------------

1 The Core International Equity Class A shares were offered beginning December
  20, 1989. All ratios and total return for the period have been annualized.
2 Distributions from net investment income include distributions of certain foreign currency gains and losses.

FINANCIAL HIGHLIGHTS (CONTINUED) _______________________________________________

FOR A CLASS A SHARE OUTSTANDING THROUGHOUT THE PERIOD
--------------------------------------------------------------------------------

                              EUROPEAN      PACIFIC BASIN   EMERGING MARKETS      INTERNATIONAL
                          EQUITY PORTFOLIO EQUITY PORTFOLIO EQUITY PORTFOLIO FIXED INCOME PORTFOLIO
                          ---------------- ---------------- ---------------- --------------------------
                              4/29/94          4/29/94          1/17/95       3/1/94         9/1/93
                                 to               to               to           to             to
                            2/28/95 /1/      2/28/95 /2/      2/28/95 /3/     2/28/95      2/28/94 /4/
--------------------------------------------------------------------------------------------------------
Net Asset Value, Begin-
ning of Period                 $10.00           $10.00           $10.00           $10.23         $10.00
--------------------------------------------------------------------------------------------------------
Income from Investment
Operations:
  Net Investment Income          0.06            (0.02)            0.01             0.43           0.15
  Net Realized and
  Unrealized Gains
  (Losses)                      (0.11)           (1.25)            0.26             0.40           0.17
--------------------------------------------------------------------------------------------------------
Total from Investment
Operations                      (0.05)           (1.27)            0.27             0.83           0.32
--------------------------------------------------------------------------------------------------------
Less Distributions:
  Distributions from Net
  Investment Income /5/         (0.05)              --               --            (0.62)         (0.09)
  Distributions from Re-
  alized Capital Gains             --               --               --            (0.02)            --
  Return of Capital                --               --               --               --             --
--------------------------------------------------------------------------------------------------------
Total Distributions             (0.05)              --               --            (0.64)         (0.09)
--------------------------------------------------------------------------------------------------------
Net Asset Value, End of
Period                          $9.90            $8.73           $10.27           $10.42         $10.23
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------
Total Return                    (0.40)%         (12.70)%           2.70%            8.43%          6.41%
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------
Ratios and Supplemental
Data:
  Net Assets, End of Pe-
  riod (000)                  $36,278          $33,048           $5,300          $42,580    $    23,678
  Ratio of Expenses to
  Average Net Assets             1.30%            1.30%            1.95%            1.00%          1.00%
  Ratio of Expenses to
  Average Net Assets
  (Excluding Waivers)            1.57%            1.68%            4.98%            1.30%          1.61%
  Ratio of Net
  Investment Income
  (Loss) to Average Net
  Assets                         1.02%           (0.41)%           1.79%            4.68%          3.81%
  Ratio of Net
  Investment Income
  (Loss) to Average Net
  Assets (Excluding
  Waivers)                       0.75%           (0.79)%          (1.24)%           4.38%          3.20%
  Portfolio Turnover
  Rate                             29%               9%              --              303%           126%
--------------------------------------------------------------------------------------------------------

1 The European Equity Class A shares were offered beginning April 29, 1994. All ratios and total return for the period have been annualized.
2 The Pacific Basin Equity Class A shares were offered beginning April 29,
  1994. All ratios and total return for the period have been annualized.
3 The Emerging Markets Equity Class A shares were offered beginning January 17,
  1995. All ratios for that period have been annualized.
4 The International Fixed Income Class A shares were offered beginning
  September 1, 1993. All ratios and total return for the period have been annualized.
5 Distributions from net investment income include distributions of certain foreign currency gains and losses.

THE TRUST ______________________________________________________________________

SEI International Trust (the "Trust") is an open-end management investment company that has diversified and non-diversified portfolios. The Trust offers units of beneficial interest ("shares") in separate investment portfolios. Each Portfolio has two separate classes of shares, Class A and Class D, which provide for variations in distribution and transfer agent costs, sales charges, voting rights and dividends. This prospectus offers Class A shares of the Trust's Core International Equity, European Equity, Pacific Basin Equity, Emerging Markets Equity and International Fixed Income Portfolios (the "Portfolios" and each of these, a "Portfolio"). Additional information pertaining to the Trust may be obtained by writing to SEI Financial Services Company, 680 East Swedesford Road, Wayne, PA 19087 or by calling 1-800-342-5734.

INVESTMENT OBJECTIVES AND POLICIES _____________________________________________

CORE              The Core International Equity Portfolio seeks to provide
INTERNATIONAL     long-term capital appreciation by investing primarily in a
EQUITY            diversified portfolio of equity securities of non-U.S.
                  issuers.

                     Under normal circumstances, at least 65% of the Core
                  International Equity Portfolio's assets will be invested in equity securities of non-U.S. issuers located in at least three countries other than the United States.

EUROPEAN EQUITY   The European Equity Portfolio seeks to provide long-term
                  capital appreciation by investing primarily in a diversified portfolio of equity securities of European issuers.

                     Under normal circumstances, at least 65% of the European
                  Equity Portfolio's assets will be invested in equity securities of European issuers. The Portfolio's advisers consider European issuers to be companies the securities of which are principally traded in the European capital markets; that derive at least 50% of their total revenue from either goods produced or services rendered in countries located in Europe, regardless of where the securities of such companies are principally traded; or that are organized under the laws of and have a principal office in a European country.

PACIFIC BASIN     The Pacific Basin Equity Portfolio seeks to provide long-
EQUITY            term capital appreciation by investing primarily in a
                  diversified portfolio of equity securities of Pacific Basin issuers.

                     Under normal circumstances, at least 65% of the Pacific
                  Basin Equity Portfolio's assets will be invested in equity securities of Pacific Basin issuers. The Portfolio's advisers consider Pacific Basin issuers to be companies the securities of which are principally traded in the capital markets of Pacific Basin countries; that derive at least 50% of their total revenue from either goods produced or services rendered in Pacific Basin countries, regardless of where the securities of such companies are principally traded; or that are organized under the laws of and have a principal office in a Pacific Basin country.

EMERGING          The Emerging Markets Equity Portfolio seeks to provide
MARKETS EQUITY    capital appreciation by investing primarily in a diversified portfolio of equity securities of emerging market issuers.

                     Under normal circumstances, at least 65% of the Emerging
                  Markets Equity Portfolio's assets will be invested in equity securities of emerging market issuers. Under normal conditions, the Portfolio maintains investments in at least six emerging market countries and does not invest more than 35% of its total assets in any one emerging market country. For these purposes, the Portfolio defines an emerging market country as any country the economy and market of which the World Bank or the United Nations considers to be emerging or developing. The Portfolio's advisers consider emerging market issuers to be companies the securities of which are principally traded in the capital markets of emerging market countries: that derive at least 50% of their total revenue from either goods produced or services rendered in emerging market countries, regardless of where the securities of such companies are principally traded; or that are organized under the laws of and have a principal office in an emerging market country.

INTERNATIONAL     The International Fixed Income Portfolio seeks to provide
FIXED INCOME      capital appreciation and current income through investment primarily in high quality, non-U.S. dollar denominated government and corporate fixed income securities or debt obligations.

                     Under normal circumstances, at least 65% of the
                  International Fixed Income Portfolio's assets will be invested in high quality foreign government and foreign corporate fixed income securities or debt obligations of issuers located in at least three countries other than the United States.

                     There is no assurance that the Portfolios will achieve
                  their respective objectives.

GENERAL INVESTMENT POLICIES AND RISK FACTORS ___________________________________

CORE              The Core International Equity Portfolio may enter into
INTERNATIONAL     forward foreign currency contracts as a hedge against
EQUITY            possible variations in foreign exchange rates. A forward
                  foreign currency contract is a commitment to purchase or sell a specified currency, at a specified future date, at a specified price. The Portfolio may enter into forward foreign currency contracts to hedge a specific security transaction or to hedge a portfolio position. These contracts may be bought or sold to protect the Portfolio, to some degree, against a possible loss resulting from an adverse change in the relationship between foreign currencies and the U.S. dollar. The Portfolio also may invest in options on currencies.

                     Securities of non-U.S. issuers purchased by the Portfolio
                  may be purchased in foreign markets, on U.S. registered exchanges, the over-the-counter market or in the form of sponsored or unsponsored American Depositary Receipts ("ADRs") traded on registered exchanges or NASDAQ or sponsored or unsponsored European Depositary Receipts

                  ("EDRs"), Continental Depositary Receipts ("CDRs") or Global Depositary Receipts ("GDRs"). The Portfolio will typically invest in equity securities listed on recognized foreign exchanges, but may also invest in securities traded in over-the-counter markets. The Portfolio expects its investments to emphasize both large and intermediate capitalization companies.

                     The Portfolio expects to be fully invested in its primary
                  investments, described above, but may invest up to 35% of its total assets in U.S. or non-U.S. cash reserves; money market instruments; swaps; options on securities, non-U.S. indices and currencies; futures contracts, including stock index futures contracts; and options on futures contracts.

                     Permissible money market instruments include securities
                  issued or guaranteed by the United States Government, its agencies or instrumentalities; securities issued or guaranteed by non-U.S. governments, which are rated at time of purchase A or higher by Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's"), or are determined by the advisers to be of comparable quality; repurchase agreements; certificates of deposit and bankers' acceptances issued by banks or savings and loan associations having net assets of at least $500 million as of the end of their most recent fiscal year; high-grade commercial paper; and other long- and short-term debt instruments, which are rated at time of purchase A or higher by S&P or Moody's, and which, with respect to such long-term debt instruments, are within 397 days of their maturity.

                     This Portfolio is also permitted to acquire floating and
                  variable rate securities, purchase securities on a when-issued or delayed delivery basis and invest up to 10% of its total assets in illiquid securities. Although permitted to do so, this Portfolio does not currently intend to invest in securities issued by passive foreign investment companies or to engage in securities lending.

                     For temporary defensive purposes, when an adviser
                  determines that market conditions warrant, it may invest up to 50% of the assets of the Portfolio for which it is responsible in the U.S. and non-U.S. money market instruments described above and other U.S. and non-U.S. long- and short-term debt instruments which are rated BBB or higher by S&P or Baa or higher by Moody's at the time of purchase, or are determined by the advisers to be of comparable quality; may invest a portion of such assets in cash; and may invest such assets in securities of supranational entities which are rated A or higher by S&P or Moody's at the time of purchase or are determined by the advisers to be of comparable quality.

                     Fixed income securities rated BBB or Baa lack outstanding
                  investment characteristics, and have speculative characteristics as well.

EUROPEAN EQUITY   The European Equity and Pacific Basin Equity Portfolios have
PACIFIC BASIN     the same general investment policies as the Core
EQUITY            International Equity Portfolio. Investments in equity
                  securities of European or Pacific Basin issuers could include securities of companies located in and governments of developing countries (possibly including countries formerly controlled by communist governments), and such securities may be traded in emerging markets.

                  Investments in any such emerging markets or less developed countries, including investments in former communist countries, will not exceed 5% of a Portfolio's total assets at the time of purchase.

                     Furthermore, each Portfolio may enter into foreign
                  currency contracts to hedge a specific security transaction, to hedge a portfolio position or to adjust the Portfolio's currency exposure. In addition, each Portfolio may invest in futures contracts and swaps and may purchase securities on a when-issued or delayed delivery basis. The Portfolio may also purchase and write options to buy or sell futures contract.

                     Securities of non-U.S. issuers purchased by these
                  Portfolios may be purchased in foreign markets, on U.S. registered exchanges, the over-the-counter market or in the form of sponsored or unsponsored ADRs traded on registered exchanges or NASDAQ or sponsored or unsponsored EDRs, CDRs or GDRs. The Portfolios will typically invest in equity securities listed on recognized foreign exchanges, but may also invest in securities traded in over-the-counter markets.

                     For temporary defensive purposes, when the advisers
                  determine that market conditions warrant, each Portfolio may invest up to 50% of its assets in the U.S. and non-U.S. money market instruments described above and other U.S. and non-U.S. long- and short-term debt instruments which are rated A or higher by S&P or Moody's at the time of purchase, or are determined by the advisers to be of comparable quality; may hold a portfolio of its assets in cash; and may invest in securities of supranational entities which are rated A or higher by S&P or Moody's at the time of purchase or are determined by the advisers to be of comparable quality.

                     The advisers' approach to selecting the equity securities
                  in which the European Equity Portfolio will invest is fundamental and stock driven; portfolio managers and analysts concentrate primarily on finding the best stock ideas, premised on undervalued growth, that exist in the advisers' stock universe and which satisfy their growth oriented screening process. After the generation of stock ideas and the initial stage of portfolio construction, country exposure and the industry concentration of the Portfolio are reviewed to ensure proper diversification.

                     The advisers' approach to selecting the equity securities
                  in which the Pacific Basin Equity Portfolio will invest is to place great emphasis on a research driven process based upon its belief that stock market returns reflect underlying fundamentals. In managing a Pacific Basin portfolio, the advisers view the region in two parts: Japan and all other areas. In Japan, the dominant economy and stock market in the region, there is a strong emphasis on stock selection with small- to medium-sized companies playing an important role during specific cycles of the Japanese economy. In considering opportunities throughout the rest of the region, the advisers aim to capitalize on the faster growth rates occurring outside Japan and a rapidly expanding universe of securities.

EMERGING          In addition to its primary investments, described above, the
MARKETS EQUITY    Portfolio may invest up to 35% of its total assets in debt securities, including up to 5% of its total assets in debt securities rated below investment grade. These debt securities will include debt securities of emerging market companies. Bonds rated below investment grade are often referred to as "junk bonds." Such securities involve greater risk of default or price declines than investment grade securities.

                     The Portfolio may invest in certain debt securities
                  issued by the governments of emerging market countries that are or may be eligible for conversion into investments in emerging market companies under debt conversion programs sponsored by such governments.

                     The Portfolio may invest up to 10% of its total assets in
                  illiquid securities. The Portfolio's advisers believe that carefully selected investments in joint ventures, cooperatives, partnerships, private placements, unlisted securities and other similar situations (collectively, "special situations") could enhance the Portfolio's capital appreciation potential. Investments in special situations may be illiquid, as determined by the Portfolio's advisers based on criteria approved by the Board of Trustees. To the extent these investments are deemed illiquid, the Portfolio's investment in them will be consistent with its 10% restriction on investment in illiquid securities.

                     The Portfolio may invest up to 10% of its total assets in
                  shares of other investment companies.

                     The Portfolio may invest in futures contracts and
                  purchase securities on a when-issued or delayed delivery basis. The Portfolio may also purchase and write options to buy or sell futures contracts.

                     For temporary defensive purposes, when the advisers
                  determine that market conditions warrant, the Portfolio may invest up to 20% of its total assets in the equity securities of companies constituting the Morgan Stanley Capital International Europe, Australia, Far East Index (the "EAFE Index"). These companies typically have larger average market capitalizations than the emerging market companies in which the Portfolio generally invests.

                     The Emerging Markets Equity Portfolio uses a proprietary,
                  quantitative asset allocation model created by its sub-adviser. This model employs mean-variance optimization, a process used in developed markets based on modern portfolio theory and statistics. Mean-variance optimization helps determine the percentage of assets to invest in each country to maximize expected returns for a given risk level. The Portfolio invests in those countries that the advisers expect to have the highest risk/reward tradeoff when incorporated into a total portfolio context. The advisers attempt to construct a portfolio of emerging market investments that approximates the risk level of an internationally diversified portfolio of securities in developed markets. This "top-down" country selection is combined with "bottom-up" fundamental industry analysis and stock selection based on original research, publicly available information, and company visits.

                     The Portfolio's investments in emerging markets can be
                  considered speculative, and therefore may offer higher potential for gains and losses than developed markets of the world. With respect to any emerging country, there is the greater potential for nationalization, expropriation or confiscatory taxation, political changes, government regulation, social instability or diplomatic developments (including war) which could affect adversely the economies of such countries or investments in such countries. The economies of developing countries generally are heavily dependent upon international trade and, accordingly, have been and may continue to be adversely affected by trade barriers, exchange controls, managed adjustments in relative currency values and other protectionist measures imposed or negotiated by the countries with which they trade.

INTERNATIONAL     The fixed income securities in which the International Fixed
FIXED INCOME      Income Portfolio may invest are (i) fixed income securities issued or guaranteed by a foreign government or one of its agencies, authorities, instrumentalities or political subdivisions; (ii) fixed income securities issued or guaranteed by supranational entities; (iii) fixed income securities issued by foreign corporations; (iv) convertible securities; and (v) fixed income securities issued by foreign banks or bank holding companies. All such investments will be in high quality securities denominated in various currencies, including the European Currency Unit.
                  High quality securities are rated in one of the highest four rating categories by a nationally recognized statistical rating agency ("NRSRO") or of comparable quality at the time of purchase as determined by the adviser. Securities or obligations rated in the fourth highest rating category may have speculative characteristics.

                     Any remaining assets of the Portfolio will be invested in
                  any of the fixed income securities described above, obligations issued or guaranteed as to principal and interest by the United States Government, its agencies or instrumentalities ("U.S. Government securities"), swaps, options and futures. The Portfolio may also purchase and write options to buy or sell futures contracts. The Portfolio also may enter into forward currency contracts, purchase securities on a when-issued or delayed delivery basis and engage in short selling. The Portfolio may invest up to 10% of its total assets in illiquid securities. Furthermore, although the Portfolio will concentrate its investments in relatively developed countries, the Portfolio may invest up to 5% of its assets in similar securities or debt obligations that are denominated in the currencies of developing countries and that are of comparable quality to such securities and debt obligations at the time of purchase as determined by the advisers.

                     There are no restrictions on the average maturity of the
                  International Fixed Income Portfolio or the maturity of any single instrument. Maturities may vary widely depending on the adviser's assessment of interest rate trends and other economic and market factors. In the event a security owned by the Portfolio is downgraded below the rating categories discussed above, the adviser will review the situation and take appropriate action with regard to the security.

                     The International Fixed Income Portfolio is a non-
                  diversified investment company, as defined in the Investment Company Act of 1940, as amended (the "1940 Act"), which means that more than 5% of its assets may be invested in one or more issuers, although the adviser does not intend to invest more than 5% of its assets in any single issuer with the exception of securities which are issued or guaranteed by a national government. Since a relatively high percentage of assets of the Portfolio may be invested in the obligations of a limited number of issuers, the value of shares of the Portfolio may be more susceptible to any single economic, political or regulatory occurrence than the shares of a diversified investment company would be. The Portfolio intends to satisfy the diversification requirements necessary to qualify as a regulated investment company under the Internal Revenue Code of 1986, as amended (the "Code"), by limiting its investments so that, at the close of each quarter of the taxable year, (a) not more than 25% of the market value of the Portfolio's total assets is invested in the securities (other than U.S. Government securities) of a single issuer and (b) at least 50% of the market value of the Portfolio's total assets is represented by (i) cash and cash items, (ii) U.S. Government securities and (iii) other securities limited in respect to any one issuer to an amount not greater in value than 5% of the market value of the Portfolio's total assets and to not more than 10% of the outstanding voting securities of such issuer.

                     For temporary defensive purposes, when the adviser
                  determines that market conditions warrant, the Portfolio may invest up to 100% of its assets in U.S. dollar-denominated fixed income securities or debt obligations and the following domestic and foreign money market instruments: government obligations, certificates of deposit, bankers' acceptances, time deposits, commercial paper, short-term corporate debt issues and repurchase agreements. The Portfolio may hold a portion of its assets in cash for liquidity purposes.

                     Fixed income securities rated BBB by S&P or Baa by
                  Moody's lack outstanding investment characteristics, and have speculative characteristics as well.

                     Under normal circumstances the portfolio turnover rate
                  for this Portfolio is expected to exceed 100% per year. Short-term gains realized from portfolio transactions are taxable to shareholders as ordinary income. In addition, higher portfolio turnover rates can result in corresponding increases in portfolio transaction costs. The Portfolio will not consider portfolio turnover a limiting factor in implementing investment decisions which are consistent with the Portfolio's objectives and policies.

                     For additional information regarding the Portfolios'
                  permitted investments see "Description of Permitted Investments and Risk Factors" in this Prospectus and "Description of Permitted Investments" in the Statement of Additional Information. For a description of the above ratings see the Statement of Additional Information.

INVESTMENT LIMITATIONS _________________________________________________________

                  The investment objective and investment limitations are fundamental policies of the Portfolios. Fundamental policies cannot be changed with respect to the Trust or a Portfolio without the consent of the holders of a majority of the Trust's or that Portfolio's outstanding shares.
                  The Core International Equity, European Equity, Pacific Basin Equity and Emerging Markets Equity Portfolios may not:
                  1. With respect to 75% of its total assets, (i) purchase
                     securities of any issuer (except securities issued or guaranteed by the United States Government, its agencies or instrumentalities) if, as a result, more than 5% of its total assets would be invested in the securities of such issuer; or (ii) acquire more than 10% of the outstanding voting securities of any one issuer.
                  2. Purchase any securities which would cause more than 25%
                     of its total assets to be invested in the securities of one or more issuers conducting their principal business activities in the same industry, provided that this limitation does not apply to investments in securities issued or guaranteed by the United States Government, its agencies or instrumentalities.
                  3. Borrow money in an amount exceeding 33 1/3% of the value of its total assets, provided that, for purposes of this limitation, investment strategies which either obligate a Portfolio to purchase securities or require a Portfolio to segregate assets are not considered to be borrowings. To the extent that its borrowings exceed 5% of its assets, (i) all borrowings will be repaid before making additional investments and any interest paid on such borrowings will reduce income, and (ii) asset coverage of at least 300% is required.

                  The International Fixed Income Portfolio may not:

                  1. Purchase any securities which would cause more than 25%
                     of the total assets of the Portfolio to be invested in the securities of one or more issuers conducting their principal business activities in the same industry, provided that this limitation does not apply to investments in obligations issued or guaranteed by the United States Government or its agencies and instrumentalities.
                  2. Borrow money except for temporary or emergency purposes and then only in an amount not exceeding 10% of the value of the total assets of the Portfolio. This borrowing provision is included solely to facilitate the orderly sale of portfolio securities to accommodate substantial redemption requests if they should occur and is not for investment purposes. All borrowings will be repaid before making additional investments for the Portfolio and any interest paid on such borrowings will reduce the income of the Portfolio.

                     For purposes of the industry concentration limitations
                  discussed above, these definitions apply to each Portfolio, and for purposes of the International Fixed Income Portfolio, these limitations form part of the fundamental limitation: (i) utility companies will be divided according to their services, for example, gas, gas transmission, electric and telephone will each be considered a separate industry;
                  (ii) financial service companies will be classified according to end users of their services, for example, automobile finance, bank finance and diversified finance will each be considered a separate industry; (iii) supranational agencies will be deemed to be issuers conducting their principal business activities in the same industry; and (iv) governmental issuers within a particular country will be deemed to be conducting their principal business in the same industry.

                      The foregoing percentage limitations will apply at the
                  time of the purchase of a security. Additional investment limitations are set forth in the Statement of Additional Information.

THE MANAGER AND SHAREHOLDER SERVICING AGENT ____________________________________

                  SEI Financial Management Corporation ("SFM"), provides the Trust with overall management services, regulatory reporting, all necessary office space, equipment, personnel and facilities, and acts as dividend disbursing agent and shareholder servicing agent. SFM also serves as transfer agent (the "Transfer Agent") to certain classes of the Trust.

                     For its management services, SFM is entitled to a fee
                  which is calculated daily and paid monthly at an annual rate of .45% of the average daily net assets of the Core International Equity Portfolio, .65% of the average daily net assets of the European Equity, Pacific Basin Equity and Emerging Markets Equity Portfolios and .60% of the average daily net assets of the International Fixed Income Portfolio. SFM has voluntarily agreed to waive all or a portion of its fees and if necessary, reimburse other operating expenses in order to limit the total operating expenses of each Portfolio. SFM reserves the right to terminate these voluntary fee waivers at any time in its sole discretion. The management and advisory fees for each Portfolio are higher than that paid by most mutual funds; however, the fees are competitive with fees paid by most mutual funds with similar investment objectives and policies.

                     For the fiscal year ended February 28, 1995, the
                  Portfolios paid SFM fees (shown here as a percentage of average daily net assets after fee waivers) as follows: Core International Equity--.56%; European Equity--.53%; Pacific Basin Equity--.42%; and International Fixed Income--.35%. For the fiscal year ended February 28, 1995, SFM waived all management fees and reimbursed the Emerging Markets Equity Portfolio 2.38% of its average daily net assets.

THE ADVISERS ___________________________________________________________________

                  Under advisory agreements with the Trust (the "Advisory Agreements") SFM acts as the investment adviser for the Core International Equity, European Equity, Pacific Basin Equity and Emerging Markets Equity Portfolios and Strategic Fixed Income L.P. acts as the investment adviser for the International Fixed Income Portfolio. These investment advisers are referred herein collectively as the "Advisers" and individually as an "Adviser." Under the Advisory Agreements, the Advisers are authorized to make investment decisions for the assets of the Portfolios, and to continuously review, supervise and administer the Portfolios' investment program. In addition, SFM has general oversight responsibility for the investment advisory services provided to the Portfolios, including formulating the Portfolios' investment policies and analyzing economic trends affecting the Portfolios. SFM is also responsible for managing the allocations of assets among the Portfolio's sub-advisers and directing and evaluating the investment services provided by the sub-advisers, including their adherence to each Portfolio's respective investment objective and policies and each Portfolio's investment performance. In accordance with each Portfolio's investment objective and policies, and under the supervision of the adviser and the Trust's Board of Trustees, each sub-adviser is responsible for the day-to-day investment management of all or a discrete portion of the assets of a Portfolio. SFM and the sub-advisers are authorized to make investment decisions for the Portfolios and place orders on behalf of the Portfolios to effect the investment decisions made.

                     SFM is currently seeking an exemptive order from the
                  Securities and Exchange Commission (the "SEC") that would permit SFM, with the approval of the Trust's Board of Trustees, to retain sub-advisers for a Portfolio without submitting the sub-advisory agreement to a vote of the Portfolio's shareholders. If granted, exemptive relief would permit the disclosure of only the aggregate amount payable by SFM under all such sub-advisory agreements. A Portfolio will notify shareholders in the event of any addition or change in the identity of its sub-advisers. Until or unless this exemptive order is granted, if one of the advisers is terminated or departs from a Portfolio with multiple advisers, the Portfolio will handle such termination or departure in one of two ways. First, the Portfolio may propose that a new adviser be appointed to manage that portion of the Portfolio's assets managed by the departing adviser. In this case, the Portfolio would be required to submit to the vote of the Portfolio's shareholders the approval of an investment advisory contract with the new adviser. In the alternative, the Portfolio may decide to allocate the departing adviser's assets among the remaining advisers. This allocation would not require new investment advisory contracts with the remaining advisers, and consequently no shareholder approval would be necessary.

SEI FINANCIAL     SFM acts as the investment adviser for the Core
MANAGEMENT        International Equity, European Equity, Pacific Basin Equity
CORPORATION       and Emerging Markets Equity Portfolios. SFM is a wholly-
                  owned subsidiary of SEI Corporation ("SEI"), a financial services company located in Wayne, Pennsylvania. The principal business address of SFM is 680 East Swedesford
                  Road, Wayne, Pennsylvania 19087-1658. SEI was founded in
                  1968 and is a leading provider of investment solutions to banks, institutional investors, advisers and insurance companies. Affiliates of SFM have provided consulting advice to institutional investors for more than 20 years, including advice regarding selection and evaluation of investment advisers. SFM currently serves as manager or administrator to more than 26 investment companies, including more than 220 portfolios, which investment companies had more than $48 billion in assets as of March 31, 1995.

                     SFM is entitled to a fee, which is calculated daily and
                  paid monthly, at an annual rate of .475% of the Core International Equity and European Equity Portfolios' average daily net assets, .55% of the Pacific Basin Equity Portfolio's average daily net assets and 1.05% of the Emerging Markets Equity Portfolio's average daily net assets. For the fiscal year ended February 28, 1995, SFM received the following advisory fees (shown here as a percentage of average daily net assets): Core International Equity Portfolio .475% and Emerging Markets Equity Portfolio 1.05%.

STRATEGIC FIXED   Strategic Fixed Income L.P. ("SFI") acts as the investment
INCOME L.P.       adviser to the International Fixed Income Portfolio. SFI is a limited partnership formed in 1991 under the laws of the State of Delaware, to manage multi-currency fixed income portfolios. The general partner of the firm is Kenneth
                  Windheim and the limited partner is Strategic Investment
                  Management ("SIM"). As of March 1, 1995, SFI manages $4 billion of client assets under management. Together, SFI and SIM managed over $15 billion in client assets as of that date. The principal address of SFI is 1001 Nineteenth Street
                  North, 16th Floor, Arlington, Virginia 22209.

                     Kenneth Windheim, President of SFI has been the portfolio
                  manager of the Portfolio since its inception in 1991. Mr. Windheim is assisted by Gregory Barnett and David Jallits, Directors of SFI and portfolio managers of the Portfolio since April 1994. Prior to forming SFI, Kenneth Windheim managed a global fixed income portfolio at Prudential Asset Management. Prior to joining SFI, Gregory Barnett was portfolio manager for the Pilgrim Multi-Market Income Fund with active use of foreign exchange option strategies. Prior to that he was vice president and senior fixed income portfolio manager at Lexington Management. Prior to joining SFI, David Jallits was Senior Portfolio Manager for a hedge fund at Teton Partners. From 1982 to 1994, he was Vice President and Global Fixed Income Portfolio Manager at The Putnam Companies.

                     SFI is entitled to a fee, which is calculated daily and
                  paid monthly by the Portfolio, at an annual rate of .30% of the average daily net assets of the International Fixed Income Portfolio. SFI has voluntarily agreed to waive all or a portion of its fee in order to limit the total operating expenses of the Portfolio. SFI reserves the right to terminate its voluntary waiver at any time in its sole discretion. For the fiscal year ended February 28, 1995, the Portfolio paid advisory fees of .25% of its average daily net assets.

THE SUB-ADVISERS _______________________________________________________________

ACADIAN ASSET
MANAGEMENT,       Acadian Asset Management, Inc. ("Acadian") act as a sub-
INC.              adviser for the Core International Equity Portfolio pursuant to a sub-advisory agreement with SFM. In accordance with the

                  Portfolio's investment objectives and policies and under the supervision of SFM and the Trust's Board of Trustees, Acadian is responsible for the day-to-day investment management of the portion of the Portfolio assigned to it by the Board of Trustees and, with respect thereto, places orders on behalf of the Portfolio to effect the investment decisions made.

                     Acadian, a wholly-owned subsidiary of United Asset
                  Management Corporation, was founded in 1977 and manages approximately $2 billion in assets invested globally. Acadian's business address is 260 Franklin Street, Boston, Massachusetts 02110. An investment committee has been responsible for managing Portfolio assets allocated to Acadian since its inception.

                     Acadian is entitled to a fee from SFM calculated on the
                  basis of a percentage of the market value of the assets assigned to it. That fee, which is paid monthly, is based on an annual percentage rate of .325% of assets managed up to $150 million; .25% of the next $100 million of such assets; .15% of the next $100 million of such assets; and .10% of such assets in excess of $350 million. On November 7, 1994, Brinson Partners, Inc., the Core International Equity Portfolio's investment adviser, was replaced by Acadian and WorldInvest Limited on an interim basis. At a Special Shareholders Meeting held on December 16, 1994, the Portfolio's Shareholders approved SFM as the investment adviser and Acadian and WorldInvest Limited as the investment sub-advisers to the Portfolio, effective December 19, 1994.

MONTGOMERY        Montgomery Asset Management, L.P. ("MAM') acts as the sub-
ASSET             adviser for the Emerging Markets Equity Portfolio. In
MANAGEMENT,       accordance with the Portfolio's investment objective and
L.P.              policies and under the supervision of SFM and the Trust's
                  Board of Trustees, MAM is responsible for the day-to-day investment management of the Portfolio and places orders on behalf of the Portfolio to effect the investment decisions made.

                     MAM is an independent affiliate of Montgomery Securities,
                  a San Francisco based investment banking firm. As of March 31, 1995, MAM had approximately $4.5 billion in assets under management. MAM has over four years experience providing investment management services. The principal address of MAM is 600 Montgomery Street, San Francisco, CA 94111.

                     Josephine S. Jimenez and Bryan L. Sudweeks share primary
                  responsibility for the Emerging Markets Equity Portfolio. Ms. Jimenez and Mr. Sudweeks have thirteen and six years experience, respectively, in emerging markets investment. Both joined MAM in 1991.

                     MAM is entitled to a fee from SFM calculated on the basis
                  of a percentage of the market value of assets assigned to it. That fee, which is paid monthly, is based on an annual percentage rate of .90% of the first $50 million in assets and .55% of the assets in excess of $50 million. For the fiscal year ended February 28, 1995, MAM received a sub-advisory fee of .98% of the Portfolio's average net assets.

MORGAN GRENFELL   Morgan Grenfell Investment Services Limited ("MG") acts as
INVESTMENT        the investment sub-adviser for the European Equity
SERVICES          Portfolio. MG, a subsidiary of Morgan Grenfell Asset
LIMITED           Management Limited, managed over $9.5 billion in assets as of December 31, 1994. Morgan Grenfell Asset Management
                  Limited, a wholly-owned subsidiary of Deutsche Bank, A.G., a German financial services conglomerate, managed over $48 billion in assets as of December 31, 1994. MG has over 11 years experience in managing international portfolios for North American clients. Morgan Grenfell Asset Management employs more than 15 European investment professionals. MG attempts to exploit perceived inefficiencies present in the European markets with original research and an emphasis on stock selection. The principal address of MG is 20 Finsbury
                  Circus, London, England, EC2M 1NB.

                     Julian R. Johnston and Jeremy G. Lodwick have shared
                  primary responsibility for the European Equity Portfolio since its inception. Mr. Johnston has 20 years experience in European equity investment. Mr. Johnston joined MG in 1984 and is currently the head of the MG Continental European Investment team. He speaks French, German, Swedish and Danish fluently. Mr. Lodwick has ten years experience in European equity investment. He joined MG in 1986 and was a UK equity research analyst before moving to New York where he was a member of the client liaison and marketing team for 5 years. He returned to the London office in 1991 to manage European equity portfolios.

                     MG is entitled to a fee from SFM calculated on the basis
                  of a percentage of the market value of assets assigned to it. That fee, which is paid monthly, is based on an annual percentage rate of .325%.For the fiscal year ended February 28, 1995, MG received an advisory fee of .325% of the European Equity Portfolio's average daily net assets.

SCHRODER          Schroder Capital Management International Limited ("SC")
CAPITAL           acts as the investmentsub-adviser for the Pacific Basin
MANAGEMENT        Equity Portfolio. SC was founded in January 1989 and is a
INTERNATIONAL     wholly-owned indirect subsidiary of Schroders plc, the
LIMITED           holding company parent of an investment banking and
                  investment management group of companies (the "Schroder
                  Group"). The investment management operations of the Schroder Group are located in 17 countries worldwide, including seven in Asia. As of March 1, 1995, the Schroder
                  Group had over $80 billion in assets under management. As of that date, SC had over $13 billion in assets under management.

                     The Schroder Group has research resources throughout the
                  Asian region, consisting of offices in Tokyo, Hong Kong, Singapore, Kuala Lumpur, Seoul, Taipei and Jakarta, staffed by 38 investment professionals. SC's investment process emphasizes individual stock selection and company research conducted by professionals at each local office which is integrated into SC's global research network by the manager of research in London. The principal address of SC is 33 Gutter Lane, London EC2V 8AS, England.

                     John S. Ager, a Senior Vice President and Director of SC
                  and John Stainsby, First Vice President of SC, both have served as principal portfolio managers for the Pacific Basin

                  Equity Portfolio since its inception. Mr. Ager has over 20 years of experience in managing client accounts invested in Asian countries. Mr. Stainsby has over 10 years experience of managing Asian investments.

                     SC is entitled to a fee from SFM calculated on the basis
                  of a percentage of the market value of assets assigned to it. That fee, which is paid monthly, is based on an annual percentage rate of .40% of the first $100 million in assets, .30% of the next $50 million in assets, and .20% of assets in excess of $150 million. For the fiscal year ended February 28, 1995, SC received an advisory fee of .40% of the Pacific Basin Equity Portfolio's average daily net assets.

WORLDINVEST       WorldInvest Limited ("WorldInvest") acts as a sub-adviser
LIMITED           for the Core International Equity Portfolio pursuant to a
                  sub-advisory agreement with SFM. In accordance with the Portfolio's investment objectives and policies and under the supervision of SFM and the Trust's Board of Trustees, WorldInvest is responsible for the day-to-day investment management of the portion of the Portfolio assigned to it by the Board of Trustees and, with respect thereto, places orders on behalf of the Portfolio to effect the investment decisions made.

                     WorldInvest is a wholly-owned subsidiary of WorldInvest
                  Holdings Limited, an English corporation formed in 1977. WorldInvest is an international investment manager with its principal office at 56 Russell Square, London, England. The firm has managed equity securities on a global basis since 1977. Total global assets under management as of February 28, 1995 were more than $5.7 billion, of which more than $3.0 billion were invested in global equities. The portion of the Portfolio's assets allocated to WorldInvest have been managed by a team of equity portfolio managers led by Mark Beale since the Portfolio's inception. Mr. Beale is a Director and an Equity Investment Manager for WorldInvest and has been with the firm since 1982.

                     WorldInvest is entitled to a fee from SFM calculated on
                  the basis of a percentage of the market value of the assets assigned to it. That fee, which is paid monthly, is based on an annual percentage rate of .325% of assets managed up to $300 million and .20% of such assets in excess of $300 million.

DISTRIBUTION ___________________________________________________________________

                  SEI Financial Services Company (the "Distributor"), a wholly-owned subsidiary of SEI, serves as each Portfolio's distributor pursuant to a distribution agreement (the "Distribution Agreement") with the Trust. Each Portfolio has a separate distribution plan for its shares (the "Class A Plan" and the "Class D Plan"; collectively, the "Plans") pursuant to Rule 12b-1 under the 1940 Act. The Trust intends to operate the Plans in accordance with their terms and with the NASD rules concerning sales charges.

                     The Distribution Agreement and Plans provide for
                  reimbursement for expenses incurred by the Distributor in an amount not to exceed .30% of the average daily net assets of each Portfolio on an annualized basis, provided those expenses are permissible as to both type and amount under a budget. The budget must be approved and monitored by the Trustees, including those Trustees who are not interested persons and have no financial interest in the Plan or any related agreement ("Qualified Trustees"). The Class D Plan also provides for additional payments for distribution and shareholder services as described below.

                     Distribution-related expenses reimbursable to the
                  Distributor under the budget include those related to the costs of advertising and sales materials, the costs of federal and state securities law registration, advertising expenses and promotional and sales expenses including expenses for travel, communication and compensation and benefits for sales personnel. The Trust is not obligated to reimburse the Distributor for any expenditures in excess of the approved budget. Currently the budget (shown here as a percentage of daily net assets) for each Portfolio is .15%. Distribution expenses not attributable to a specific Portfolio are allocated among each of the Portfolios of the Trust based on average net assets.

                     The Class D Plan, in addition to providing for the
                  reimbursement payments described above, provides for payments to the Distributor in an amount not to exceed .30% of the Portfolio's average daily net assets attributable to Class D shares. These additional payments are characterized as "compensation," and are not directly tied to expenses incurred by the Distributor; the payments the Distributor receives during any year may therefore be higher or lower than its actual expenses. This additional payment may be used to compensate financial institutions that provide distribution-related services to their customers.

                     It is possible that an institution may offer different
                  classes of shares to its customers and thus receive different compensation with respect to different classes. These financial institutions may also charge separate fees to their customers.

                     The Trust may also execute brokerage or other agency
                  transactions through the Distributor for which the Distributor may receive usual and customary compensation.

                     In addition, the Distributor may, from time to time in
                  its sole discretion, institute one or more promotional incentive programs, which will be paid by the Distributor from the sales charge it receives or from any other source available to it. Under any such program, the Distributor will provide promotional incentives, in the form of cash or other compensation, including merchandise, airline vouchers, trips and vacation packages, to all dealers selling shares of the Portfolios. Such promotional incentives will be offered uniformly to all dealers and predicated upon the amount of shares of the Portfolios sold by the dealer.

PURCHASE AND REDEMPTION OF SHARES   ____________________________________________

                  Financial institutions may acquire Class A shares of the Portfolios for their own account or as a record owner on behalf of fiduciary, agency or custody accounts by placing orders with the Transfer Agent. Institutions that use certain SEI proprietary systems may place orders electronically through those systems. State securities laws may require banks and financial institutions purchasing shares for their customers to register as dealers pursuant to state laws. Financial institutions may impose an earlier cut-off time for receipt of purchase orders directed through them to allow for processing and transmittal of these orders to the Transfer Agent for effectiveness the same day. Financial institutions which purchase shares for the accounts of their customers may impose separate charges on these customers for account services. Shares of the Portfolios are offered only to residents of states in which the shares are eligible for purchase.

                     Shares of each Portfolio may be purchased or redeemed on
                  days on which the New York Stock Exchange is open for business ("Business Days").

                     Shareholders who desire to purchase shares for cash must
                  place their orders with the Transfer Agent prior to 4:00 p.m. Eastern time on any Business Day for the order to be accepted on that Business Day. Cash investments must be transmitted or delivered in federal funds to the wire agent on the next Business Day following the day the order is placed. The Trust reserves the right to reject a purchase order when the Distributor determines that it is not in the best interest of the Trust or its shareholders to accept such purchase order. In addition, because excessive trading (including short-term "market timing" trading) can hurt a Portfolio's performance, each Portfolio may refuse purchase orders from any shareholder account if the accountholder has been advised that previous purchase and redemption transactions were considered excessive in number or amount. Accounts under common control or ownership, including those with the same taxpayer identification number and those administered so as to redeem or purchase shares based upon certain predetermined market indicators, will be considered one account for this purpose.

                     Purchases will be made in full and fractional shares of
                  the Portfolios calculated to three decimal places. The Trust will send shareholders a statement of shares owned after each transaction. The purchase price of shares is the net asset value next determined after a purchase order is received and accepted by the Trust. The net asset value per share of each Portfolio is determined by dividing the total market value of a Portfolio's investment and other assets, less any liabilities, by the total outstanding shares of that Portfolio. Net asset value per share is determined daily as of the close of business of the New York Stock Exchange (currently, 4:00 p.m. Eastern time) on any Business Day.

                     The market value of each portfolio security is obtained
                  by SFM from an independent pricing service. Securities having maturities of 60 days or less at the time of purchase will be valued using the amortized cost method (described in the Statement of Additional Information), which approximates the securities' market value. The pricing service may use a matrix system to determine valuations of equity and fixed income securities. This system considers such factors as security prices, yields, maturities, call features, ratings and developments relating to specific securities in arriving at valuations. The pricing service may also provide market quotations. The procedures used by the pricing service and its valuations are reviewed by the officers of the Trust under the general supervision of the Trustees. Portfolio securities for which market quotations are available are valued at the last quoted sale price on each Business Day or, if there is no such reported sale, at the most recently quoted bid price.

                     Shareholders who desire to redeem shares of the
                  Portfolios must place their redemption orders with the Transfer Agent prior to 4:00 p.m. Eastern time on any Business Day. The redemption price is the net asset value per share of the Portfolio next determined after receipt by the Transfer Agent of the redemption order. Payment on redemption will be made as promptly as possible and, in any event, within seven days after the redemption order is received.

                     Purchase and redemption orders may be placed by
                  telephone. Neither the Trust nor the Transfer Agent will be responsible for any loss, liability, cost or expense for acting upon wire instructions or upon telephone instructions that it reasonably believes to be genuine. The Trust and the Transfer Agent will each employ reasonable procedures to confirm that instructions communicated by telephone are genuine, including requiring a form of personal identification prior to acting upon instructions received by telephone and recording telephone instructions.

                     If market conditions are extraordinarily active, or other
                  extraordinary circumstances exist, and you experience difficulties placing redemption orders by telephone, you may wish to consider placing your order by other means.

PERFORMANCE ____________________________________________________________________

                  From time to time, each Portfolio may advertise the yield and total return. These figures will be based on historical earnings and are not intended to indicate future performance. No representation can be made concerning actual yields or future returns. The yield of a Portfolio refers to the income generated by a hypothetical investment, net of any sales charge imposed in the case of some of the Class D shares, in such Portfolio over a thirty day period. This income is then "annualized," i.e., the income over thirty days is assumed to be generated over one year and is shown as a percentage of the investment.

                     The total return of a Portfolio refers to the average
                  compounded rate of return on a hypothetical investment for designated time periods, assuming that the entire investment is redeemed at the end of each period and assuming the reinvestment of all dividend and capital gain distributions.

                     The performance of Class A shares will normally be higher
                  than for Class D shares because of the additional distribution expenses, transfer agency expenses and sales charge (when applicable) charged to Class D shares.

                     A Portfolio may periodically compare its performance to
                  that of other mutual funds tracked by mutual fund rating services (such as Lipper Analytical), financial and business publications and periodicals, broad groups of comparable mutual funds, unmanaged indices which may assume investment of dividends but generally do not reflect deductions for administrative and management costs or to other investment alternatives. A Portfolio may quote Morningstar, Inc., a service that ranks mutual funds on the basis of risk-adjusted performance. A Portfolio may use long-term performance of these capital markets to demonstrate general long-term risk versus reward scenarios and could include the value of a hypothetical investment in any of the capital markets. A Portfolio may also quote financial and business publications and periodicals as they relate to fund management, investment philosophy and investment techniques.

                     A Portfolio may quote various measures of volatility and
                  benchmark correlation in advertising and may compare these measures to those of other funds. Measures of volatility attempt to compare historical share price fluctuations or total returns to a benchmark while measures of benchmark correlation indicate how valid a comparative benchmark might be. Measures of volatility and correlation are calculated using averages of historical data and cannot be calculated precisely.

                     Additional performance information is set forth in the
                  1995 Annual Report to Shareholders and is available upon request and without charge by calling 1-800-342-5734.

TAXES __________________________________________________________________________

                  The following summary of federal income tax consequences is based on current tax laws and regulations, which may be changed by legislative, judicial or administrative action. No attempt has been made to present a detailed explanation of the federal, state or local tax treatment of the Portfolios or their shareholders. Accordingly, shareholders are urged to consult their tax advisers regarding specific questions as to federal, state and local taxes. State and local tax consequences of an investment in a Portfolio may differ from the federal income tax consequences described below. Additional information concerning taxes is set forth in the Statement of Additional Information.

Tax Status of     Each Portfolio is treated as a separate entity for federal
the Portfolios    income tax purposes and is not combined with the Trust's
                  other portfolios. The Portfolios intend to qualify for the special tax treatment afforded regulated investment companies ("RICs") under Subchapter M of the Code, so as to be relieved of federal income tax on net investment income and net capital gains (the excess of net long-term capital gain over net short-term capital losses) distributed to shareholders.

Tax Status of     Each Portfolio distributes substantially all of its net
Distributions     investment income (including net short-term capital gains)
                  to shareholders. Dividends from a Portfolio's net investment income are taxable to its shareholders as ordinary income
                  (whether received in cash or in additional shares) and will not qualify for the deduction for the corporate dividends-received deduction. Distributions of net capital gains are taxable to shareholders as long-term capital gains regardless of how long the shareholders have held shares.
                  The Portfolios provide annual reports to shareholders of the federal income tax status of all distributions.

                     Dividends declared by a Portfolio in October, November or
                  December of any year and payable to shareholders of record on a date in such a month will be deemed to have been paid by the Portfolio and received by the Shareholders on December 31 of the year declared if paid by the Portfolio at any time during the following January.

                     Each Portfolio intends to make sufficient distributions
                  to avoid liability for the federal excise tax.

                     Investment income received by the Portfolios from sources
                  within foreign countries may be subject to foreign income taxes withheld at the source. To the extent that a Portfolio is liable for foreign income taxes so withheld, the Portfolio intends to operate so as to meet the requirements of the Code to pass through to the shareholders credit for foreign income taxes paid. Although the Portfolios intend to meet Code requirements to pass through credit for such taxes, there can be no assurance that the Portfolios will be able to do so.

                     Sale, exchange or redemption of Portfolio shares is a
                  taxable transaction to the shareholder.

GENERAL INFORMATION ____________________________________________________________

The Trust         The Trust was organized as a Massachusetts business trust
                  under a Declaration of Trust dated June 30, 1988. The
                  Declaration of Trust permits the Trust to offer separate series of shares and different classes of each portfolio.
                  All consideration received by the Trust for shares of any class of any portfolio and all assets of such portfolio or class belong to that portfolio or class, respectively, and would be subject to the liabilities related thereto.

                     The Trust pays its expenses, including fees of its
                  service providers, audit and legal expenses, expenses of preparing prospectuses, proxy solicitation materials and reports to shareholders, costs of custodial services and registering the shares under federal and state securities laws, pricing, insurance expenses, litigation and other extraordinary expenses, brokerage costs, interest charges, taxes and organization expenses.

                     Certain shareholders in one or more of the Portfolios may
                  obtain asset allocation services with respect to their investments in such Portfolios. If a sufficient amount of a Portfolio's assets are subject to such asset allocation services, the Portfolio may incur higher transaction costs and a higher portfolio turnover rate than would otherwise be anticipated as a result of redemptions and purchases of Portfolio shares pursuant to such services.

Trustees of the   The management and affairs of the Trust are supervised by
Trust             the Trustees under the laws of the Commonwealth of
                  Massachusetts. The Trustees have approved contracts under which, as described above, certain companies provide essential management services to the Trust.

Voting Rights     Each share held entitles the shareholder of record to one
                  vote. The shareholders of each Portfolio or class will vote separately on matters pertaining solely to that Portfolio or class, such as any distribution plan. As a Massachusetts business trust, the Trust is not required to hold annual meetings of shareholders but approval will be sought for certain changes in the operation of the Trust and for the election of Trustees under certain circumstances. In addition, a Trustee may be removed by the remaining Trustees or by shareholders at a special meeting called upon written request of shareholders owning at least 10% of the outstanding shares of the Trust. In the event that such a meeting is requested, the Trust will provide appropriate assistance and information to the shareholders requesting the meeting.

Reporting         The Trust issues unaudited financial information semi-
                  annually and audited financial statements annually. The
                  Trust furnishes proxy statements and other reports to shareholders of record.

Shareholder       Shareholder inquiries should be directed to the Manager, SEI
Inquiries         Financial Management Corporation, 680 East Swedesford Road,
                  Wayne, PA 19087.

Dividends         Substantially all of the net investment income (exclusive of capital gains) of each Portfolio is periodically declared and paid as a dividend. Currently, net capital gains (the excess of net long-term capital gain over net short-term capital loss) realized, if any, will be distributed at least annually.

                     Shareholders automatically receive all income dividends
                  and capital gain distributions in additional shares at the net asset value next determined following the record date, unless the shareholder has elected to take such payment in cash. Shareholders may change their election by providing written notice to SFM at least 15 days prior to the distribution.

                     Dividends and capital gains of each Portfolio are paid on
                  a per-share basis. The value of each share will be reduced by the amount of any such payment. If shares are purchased shortly before the record date for a dividend or capital gains distributions, a shareholder will pay the full price for the share and receive some portion of the price back as a taxable dividend or distribution.

Counsel and       Morgan, Lewis & Bockius serves as counsel to the Trust.
Independent       Price Waterhouse LLP serves as the independent accountants
Accountants       of the Trust.

Custodian and     State Street Bank and Trust Company, 225 Franklin Street,
Wire Agent        Boston, MA 02110, acts as Custodian for the assets of the
                  Core International Equity and Emerging Markets Equity
                  Portfolios and The Chase Manhattan Bank, N.A., Chase
                  MetroTech Center, Brooklyn, NY 11245, acts as Custodian for the assets of the European Equity, Pacific Basin Equity and
                  International Fixed Income Portfolios (each a "Custodian"
                  and, together, the "Custodians"). The Custodians hold cash, securities and other assets of the Trust as required by the
                  1940

                  Act. CoreStates Bank, N.A., Broad and Chestnut Streets, P.O. Box 7618, Philadelphia, PA 19101 acts as wire agent of the Trust's assets.

DESCRIPTION OF PERMITTED INVESTMENTS AND RISK FACTORS   ________________________

                  The following is a description of the permitted investment practices for the Portfolios, and the associated risk factors:

American          ADRs are securities, typically issued by a U.S. financial
Depositary        institution (a "depositary"), that evidence ownership
Receipts          interests in a security or a pool of securities issued by a
("ADRs")          foreign issuer and deposited with the depositary. ADRs
Continental       include American Depositary Shares and New York Shares.
Depositary        EDRs, which are sometimes referred to as Continental
Receipts          Depositary Receipts ("CDRs"), are securities, typically
("CDRs"),         issued by a non-U.S. financial institution, that evidence
European          ownership interests in a security or a pool of securities
Depositary        issued by either a U.S. or foreign issuer. GDRs are issued
Receipts          globally and evidence a similar ownership arrangement.
("EDRs") and      Generally, ADRs are designed for trading in the U.S.
Global            securities market, EDRs are designed for trading in European
Depositary        Securities Markets and GDRs are designed for trading in non-
Receipts          U.S. Securities Markets. ADRs, EDRs, CDRs and GDRs may be
("GDRs")          available for investment through "sponsored" or
                  "unsponsored" facilities. A sponsored facility is established jointly by the issuer of the security underlying the receipt and a depositary, whereas an unsponsored facility may be established by a depositary without participation by the issuer of the receipt's underlying security. Holders of an unsponsored depositary receipt generally bear all the costs of the unsponsored facility.
                  The depositary of an unsponsored facility frequently is under no obligation to distribute shareholder communications received from the issuer of the deposited security or to pass through to the holders of the receipts voting rights with respect to the deposited securities.

Bankers'          Bankers' acceptances are bills of exchange or time drafts
Acceptances       drawn on and accepted by a commercial bank. Bankers'
                  acceptances are issued by corporations to finance the shipment and storage of goods. Maturities are generally six months or less.

Certificates of   Certificates of deposit are interest bearing instruments
Deposit           with a specific maturity. They are issued by banks and
                  savings and loan institutions in exchange for the deposit of funds and normally can be traded in the secondary market prior to maturity. Certificates of deposit with penalties for early withdrawal will be considered illiquid.

Commercial        Commercial paper is a term used to describe unsecured short-
Paper             term promissory notes issued by banks, municipalities,
                  corporations and other entities. Maturities on these issues vary from a few to 270 days.

Convertible       Convertible securities are corporate securities that are
Securities        exchangeable for a set number of another security at a
                  prestated price. Convertible securities typically have characteristics similar to both fixed income and equity securities. Because of the conversion feature, the market value of a convertible security tends to move with the market value of the underlying stock. The value of a convertible security is also affected by prevailing interest rates, the credit quality of the issuer, and any call provisions.

Equity            Equity securities represent ownership interests in a company
Securities        or corporation and consist of common stock, preferred stock, warrants and rights to subscribe to common stock and in general, any security that is convertible into or exchangeable for common stock. Investments in common stocks are subject to market risks which may cause their prices to fluctuate over time. The value of convertible securities is also affected by prevailing interest rates, the credit quality of the issuer and any call provisions. Changes in the value of fund securities will not necessarily affect cash income derived from these securities but will affect a Portfolio's net asset value.

Fixed Income      Fixed income securities are debt obligations issued by
Securities        corporations, municipalities and other borrowers. The market value of the fixed income investments will generally change in response to interest rate changes and other factors.
                  During periods of falling interest rates, the values of outstanding fixed income securities generally rise.
                  Conversely, during periods of rising interest rates, the values of such securities generally decline. Moreover, while securities with longer maturities tend to produce higher yields, the prices of longer maturity securities are also subject to greater market fluctuations as a result of changes in interest rates. Changes by recognized agencies in the rating of any fixed income security and in the ability of an issuer to make payments of interest and principal also affect the value of these investments. Changes in the value of these securities will not affect cash income derived from these securities but will affect a Portfolio's net asset value.

                     The International Fixed Income Portfolio may invest in
                  securities rated in the fourth highest category by an NRSRO; such securities, while still investment grade, are considered to have speculative characteristics. The Emerging Markets Equity Portfolio may invest up to 5% of its net assets in securities rated lower than investment grade. Bonds rated below investment grade are often referred to as "junk bonds." Such securities involve greater risk of default or price declines than investment grade securities due to changes in the issuer's creditworthiness and the outlook for economic growth. The market for these securities may be less active, causing market price volatility and limited liquidity in the secondary market. This may limit the Emerging Market Equity Portfolio's ability to sell such securities at their market value. In addition, the market for these securities may be adversely affected by legislative and regulatory developments. Credit quality in the junk bond market can change suddenly and unexpectedly, and even recently issued credit ratings may not fully reflect the actual risks imposed by a particular security.

Forward Foreign   A forward contract involves an obligation to purchase or
Currency          sell a specific currency amount at a future date, agreed
Contracts         upon by the parties, at a price set at the time of the
                  contract. A Portfolio may also enter into a contract to sell, for a fixed amount of U.S. dollars or other appropriate currency, the amount of foreign currency approximating the value of some or all of the Portfolio's securities denominated in such foreign currency.

                     At the maturity of a forward contract, the Portfolio may
                  either sell a portfolio security and make delivery of the foreign currency, or it may retain the security and terminate its contractual obligation to deliver the foreign currency by purchasing an "offsetting" contract with the same currency trader, obligating it to purchase, on the same maturity date, the same amount of the foreign currency. The Portfolio may realize a gain or loss from currency transactions.

Futures           Futures contracts provide for the future sale by one party
Contracts and     and purchase by another party of a specified amount of a
Options on        specific security at a specified future time and at a
Futures           specified price. An option on a futures contract gives the
Contracts         purchaser the right, in exchange for a premium, to assume a position in a futures contract at a specified exercise price during the term of the option. A Portfolio may use futures contracts and related options for bona fide hedging purposes, to offset changes in the value of securities held or expected to be acquired or be disposed of, to minimize fluctuations in foreign currencies, or to gain exposure to a particular market or instrument. A Portfolio will minimize the risk that it will be unable to close out a futures contract by only entering into futures contracts which are traded on national futures exchanges.

                     Stock index futures are futures contracts for various
                  stock indices that are traded on registered securities exchanges. A stock index futures contract obligates the seller to deliver (and the purchaser to take) an amount of cash equal to a specific dollar amount times the difference between the value of a specific stock index at the close of the last trading day of the contract and the price at which the agreement is made.

                     A stock index futures contract is a bilateral agreement
                  pursuant to which two parties agree to take or make delivery of an amount of cash equal to a specified dollar amount times the difference between the stock index value at the close of trading of the contract and the price at which the futures contract is originally struck. No physical delivery of the stocks comprising the Index is made; generally contracts are closed out prior to the expiration date of the contract. No price is paid upon entering into futures contracts. Instead, a Portfolio would be required to deposit an amount of cash or U.S. Treasury securities known as "initial margin." Subsequent payments, called "variation margin," to and from the broker, would be made on a daily basis as the value of the futures position varies (a process known as "marking to market"). The margin is in the nature of a performance bond or good-faith deposit on a futures contract.

                     There are risks associated with these activities,
                  including the following: (1) the success of a hedging strategy may depend on an ability to predict movements in the prices of individual securities, fluctuations in markets and movements in interest rates; (2) there may be an imperfect or no correlation between the changes in market value of the securities held by the Portfolio and the prices of futures and options on futures; (3) there may not be a liquid secondary market for a futures contract or option;
                  (4) trading
                  restrictions or limitations may be imposed by an exchange; and (5) government regulations may restrict trading in futures contracts and futures options.

                     A Portfolio may enter into futures contracts and options
                  on futures contracts traded on an exchange regulated by the Commodities Futures Trading Commission ("CFTC"), as long as, to the extent that such transactions are not for "bona fide hedging purposes," the aggregate initial margin and premiums on such positions (excluding the amount by which such options are in the money) do not exceed 5% of a Portfolio's net assets. A Portfolio may buy and sell futures contracts and related options to manage its exposure to changing interest rates and securities prices. Some strategies reduce a Portfolio's exposure to price fluctuations, while others tend to increase its market exposure. Futures and options on futures can be volatile instruments and involve certain risks that could negatively impact a Portfolio's return.

                     In order to avoid leveraging and related risks, when a
                  Portfolio purchases futures contracts, it will collateralize its position by depositing an amount of cash or cash equivalents, equal to the market value of the futures positions held, less margin deposits, in a segregated account with the Trust's custodian. Collateral equal to the current market value of the futures position will be marked to market on a daily basis.

Illiquid          Illiquid securities are securities that cannot be disposed
Securities        of within seven business days at approximately the price at which they are being carried on a Portfolio's books. An illiquid security includes a demand instrument with a demand notice period exceeding seven days, when there is no secondary market for such security and repurchase agreements with duration over seven days in length. In addition, the Emerging Markets Equity Portfolio believes that carefully selected investments in joint ventures, cooperatives, partnerships, private placements, unlisted securities and other similar situations (collectively, "special situations") could enhance the Portfolio's capital appreciation potential. Investments in special situations may be illiquid, as determined by the Portfolio's advisers based on criteria approved by the Board of Trustees. To the extent these investments are deemed illiquid, the Portfolio's investment in them will be consistent with its 10% restriction on investment in illiquid securities.

Investment        Because of restrictions on direct investment by U.S.
Companies         entities in certain countries, investment in other
                  investment companies may be the most practical or only manner in which an international and global fund can invest in the securities markets of those countries. A Portfolio does not intend to invest in other investment companies unless, in the judgment of its advisers, the potential benefits of such investments exceed the associated costs relative to the benefits and costs associated with direct investments in the underlying securities.

                     Investments in closed-end investment companies may
                  involve the payment of substantial premiums above the net asset value of such issuer's portfolio securities and are subject to limitations under the 1940 Act. A Portfolio also may incur tax liability to the extent it invests in the stock of a foreign issuer that constitutes a "passive foreign investment company."

                     As a shareholder in an investment company, a Portfolio
                  would bear its ratable share of that investment company's expenses, including its advisory and administration fees. In accordance with applicable state regulatory provisions, the advisers have agreed to waive its management fee with respect to the portion of this Portfolio's assets invested in shares of other open-ended investment companies. The Portfolio continues to pay its own management fees and other expenses with respect to their investments in shares of closed-end investment companies.

Obligations       Supranational entities are entities established through the
ofSupranational   joint participation of several governments and include the
Entities          Asian Development Bank, the Inter-American Development Bank,
                  International Bank for Reconstruction and Development (World
                  Bank), African Development Bank, European Economic
                  Community, European Investment Bank and the Nordic
                  Investment Bank.

Options A put option gives the purchaser of the option the right to sell, and the writer of the option the obligation to buy, the underlying security at any time during the option period. A call option gives the purchaser of the option the right to buy, and the writer of the option the obligation to sell, the underlying security at any time during the option period. The premium paid to the writer is the consideration for undertaking the obligations under the option contract. The initial purchase (sale) of an option contract is an "opening transaction." In order to close out an option position, a Portfolio may enter into a "closing transaction," which is simply the sale (purchase) of an option contract on the same security with the same exercise price and expiration date as the option contract originally opened.

                     A Portfolio may purchase put and call options to protect
                  against a decline in the market value of the securities in its portfolio or to anticipate an increase in the market value of securities that the Portfolio may seek to purchase in the future. A Portfolio purchasing put and call options pays a premium therefor. If price movements in the underlying securities are such that exercise of the options would not be profitable for the Portfolio, loss of the premium paid may be offset by an increase in the value of the Portfolio's securities or by a decrease in the cost of acquisition of securities by the Portfolio.

                     A Portfolio may write covered call options as a means of
                  increasing the yield on its fund and as a means of providing limited protection against decreases in its market value. When a Fund sells an option, if the underlying securities do not increase or decrease to a price level that would make the exercise of the option profitable to the holder thereof, the option generally will expire without being exercised and the Portfolio will realize as profit the premium received for such option. When a call option of which a Portfolio is the writer is exercised, the Portfolio will be required to sell the underlying securities to the option holder at the strike price, and will not participate in any increase in the price of such securities above the strike price. When a put option of which a Portfolio is the writer is exercised, the Portfolio will be required to purchase the underlying securities at the strike price, which may be in excess of the market value of such securities.

                     A Portfolio may purchase and write options on an exchange
                  or over-the-counter. Over-the-counter ("OTC options") differ from exchange-traded options in several respects. They are transacted directly with dealers and not with a clearing corporation, and therefore entail the risk of non-performance by the dealer. OTC options are available for a greater variety of securities and for a wider range of expiration dates and exercise prices than are available for exchange-traded options. Because OTC options are not traded on an exchange, pricing is done normally by reference to information from a market maker. It is the position of the SEC that OTC options are generally illiquid.

                     A Portfolio may purchase and write put and call options
                  on foreign currencies (traded on U.S. and foreign exchanges or over-the-counter markets), to manage its exposure to exchange rates. Call options on foreign currency written by a Portfolio will be "covered," which means that the Portfolio will own an equal amount of the underlying foreign currency. With respect to put options on foreign currency written by a Portfolio, the Portfolio will establish a segregated account with its custodian bank consisting of cash or liquid, high grade debt securities in an amount equal to the amount the Portfolio would be required to pay upon exercise of the put.

                     A Portfolio may purchase and write put and call options
                  on indices and enter into related closing transactions. Put and call options on indices are similar to options on securities except that options on an index give the holder the right to receive, upon exercise of the option, an amount of cash if the closing level of the underlying index is greater than (or less than, in the case of puts) the exercise price of the option.

                     This amount of cash is equal to the difference between
                  the closing price of the index and the exercise price of the option, expressed in dollars multiplied by a specified number. Thus, unlike options on individual securities, all settlements are in cash, and gain or loss depends on price movements in the particular market represented by the index generally, rather than the price movements in individual securities. A Portfolio may choose to terminate an option position by entering into a closing transaction. The ability of a Portfolio to enter into closing transactions depends upon the existence of a liquid secondary market for such transactions.

                     A Portfolio may engage in writing covered call options.
                  Under a call option, the purchaser has the right to purchase and the writer (the Portfolio) the obligation to sell the underlying security at the exercise price during the option period. Options purchased by the Portfolio will be listed on a national securities exchange. In order to close out an option position, the Portfolio may enter into a "closing purchase transaction," which involves the purchase of an option on the same security at the same exercise price and expiration date. If the Portfolio is unable to effect a closing purchase transaction with respect to an option it has written, it will not be able to sell the underlying security until the option expires or the Portfolio delivers the security upon exercise. Permissible options include options on stock indices.

                     All options written on indices must be covered. When a
                  Portfolio writes an option on an index, it will establish a segregated account containing cash or liquid high grade debt securities with its Custodian in an amount at least equal to the market value of the option and will maintain the account while the option is open or will otherwise cover the transaction.

                     Risk Factors: Risks associated with options transactions
                  include: (1) the success of a hedging strategy may depend on an ability to predict movements in the prices of individual securities, fluctuations in markets and movements in interest rates; (2) there may be an imperfect correlation between the movement in prices of options and the securities underlying them; (3) there may not be a liquid secondary market for options; and (4) while a Portfolio will receive a premium when it writes covered call options, it may not participate fully in a rise in the market value of the underlying security.

Privatizations    Privatizations are foreign government programs for selling all or part of the interests in government owned or controlled enterprises. The ability of a U.S. entity to participate in privatizations in certain foreign countries may be limited by local law, or the terms on which a Portfolio may be permitted to participate may be less advantageous than those applicable for local investors.
                  There can be no assurance that foreign governments will continue to sell their interests in companies currently owned or controlled by them or that privatization programs will be successful.

Repurchase        Repurchase agreements are agreements by which a Portfolio
Agreements        obtains a security and simultaneously commits to return the security to the seller at an agreed upon price (including principal and interest) on an agreed upon date within a number of days from the date of purchase. The Custodian or its agent will hold the security as collateral for the repurchase agreement. Collateral must be maintained at a value at least equal to 102% of the purchase price. A
                  Portfolio bears a risk of loss in the event the other party defaults on its obligations and the Portfolio is delayed or prevented from its right to dispose of the collateral securities or if the Portfolio realizes a loss on the sale of the collateral securities. The advisers will enter into repurchase agreements on behalf of a Portfolio only with financial institutions deemed to present minimal risk of bankruptcy during the term of the agreement based on guidelines established and periodically reviewed by the Trustees. Repurchase agreements are considered loans under the 1940 Act.

Securities of     There are certain risks connected with investing in foreign
Foreign Issuers   securities. These include risks of adverse political and
                  economic developments (including possible governmental seizure or nationalization of assets), the possible imposition of exchange controls or other governmental restrictions, less uniformity in accounting and reporting requirements, the possibility that there will be less information on such securities and their issuers available to the public, the difficulty of obtaining or enforcing court judgments abroad, restrictions on foreign investments in other jurisdictions, difficulties in effecting repatriation of capital invested abroad and difficulties in transaction settlements and the effect of delay on shareholder equity. Foreign securities may be subject to foreign taxes, and may be less marketable than comparable U.S. securities. The value of a Portfolio's investments denominated in foreign currencies will depend on the relative strengths of those currencies and the U.S.
                  dollars, and a Portfolio may be affected favorably or unfavorably by changes in the exchange rates or exchange control regulations between foreign currencies and the U.S.
                  dollar. Changes in foreign currency exchange rates also may affect the value of dividends and interest earned, gains and losses realized on the sale of securities and net investment income and gains if any, to be distributed to shareholders by a Portfolio. Furthermore, emerging market countries may have less stable political environments than more developed countries. Also it may be more difficult to obtain a judgment in a court outside the United States.


Short Sales          A Portfolio may only sell securities short "against the
                  box." A short sale is "against the box" if at all times during which the short position is open, the Portfolio owns at least an equal amount of the securities or securities convertible into, or exchangeable without further consideration for, securities of the same issue as the securities that are sold short.

Swaps, Caps,      Interest rate swaps, mortgage swaps, currency swaps and
Floorsand         other types of swap agreements such as caps, floors and
Collars           collars are designed to permit the purchaser to preserve a return or spread on a particular investment or portion of its portfolio, and to protect against any increase in the price of securities a Portfolio anticipates purchasing at a later date. In a typical interest rate swap, one party agrees to make regular payments equal to a floating interest rate times a "notional principal amount," in return for payments equal to a fixed rate times the same amount, for a specific period of time. If a swap agreement provides for payment in different currencies, the parties might agree to exchange the notional principal amount as well. Swaps may also depend on other prices or rates, such as the value of an index or mortgage prepayment rates.

                     In a typical cap or floor agreement, one party agrees to
                  make payments only under specified circumstances, usually in return for payment of a fee by the other party. For example, the buyer of an interest rate cap obtains the right to receive payments to the extent that a specific interest rate exceeds an agreed-upon level, while the seller of an interest rate floor is obligated to make payments to the extent that a specified interest rate falls below an agreed-upon level. An interest rate collar combines elements of buying a cap and selling a floor.

                     Swap agreements are sophisticated hedging instruments
                  that typically involve a small investment of cash relative to the magnitude of risk assumed. As a result, swaps can be highly volatile and have a considerable impact on a Portfolio's performance. Swap agreements are subject to risks related to the counterparty's ability to perform, and may decline in value if the counterparty's creditworthiness deteriorates. A Portfolio may also suffer losses if it is unable to terminate outstanding swap agreements or reduce its exposure through offsetting transactions. Any obligation a Portfolio may have under these types of arrangements will be covered by setting aside liquid high grade securities in a segregated account. A Portfolio will enter into swaps only with counterparties believed to be creditworthy.

Time Deposits     Time deposits are non-negotiable receipts issued by a bank in exchange for the deposit of funds. Like a certificate of deposit, a time deposit earns a specified rate of interest over a definite period of time; however, it cannot be traded in the secondary market. Time deposits with a withdrawal penalty are considered to be illiquid securities.

U.S. Government   Obligations issued or guaranteed by agencies of the U.S.
Agencies          Government, including, among others, the Federal Farm Credit
                  Bank, the Federal Housing Administration and the Small
                  Business Administration and obligations issued or guaranteed by instrumentalities of the U.S. Government, including, among others, the Federal Home Loan Mortgage Corporation, the Federal Land Banks and the U.S. Postal Service. Some of these securities are supported by the full faith and credit of the U.S. Treasury (e.g., Government National Mortgage
                  Association), and others are supported by the right of the issuer to borrow from the Treasury (e.g., Federal Farm
                  Credit Bank), while still others are supported only by the credit of the instrumentality (e.g., Federal National
                  Mortgage Association). Guarantees of principal by agencies or instrumentalities of the United States Government may be a guarantee of payment at the maturity of the obligation so that in the event of a default prior to maturity there might not be a market and thus no means of realizing on the obligation prior to maturity. Guarantees as to the timely payment of principal and interest do not extend to the value or yield of these securities nor to the value of the Portfolios' shares.

U.S. Treasury     U.S. Treasury obligations consist of bills, notes and bonds
Obligations       issued by the U.S. Treasury and separately traded interest and principal component parts of such obligations that are transferable through the Federal book-entry system known as Separately Traded Registered Interest and Principal
                  Securities ("STRIPS").

Variable and      Certain obligations may carry variable or floating rates of
FloatingRate      interest, may involve a conditional or unconditional demand
Instruments       feature. Such instruments bear interest at rates which are not fixed, but which vary with changes in specified market rates or indices. The interest rates on these securities may be reset daily, weekly, quarterly or some other reset period, and may have a floor or ceiling on interest rate changes. There is a risk that the current interest rate on such obligations may not accurately reflect existing market interest rates. A demand instrument with a demand notice exceeding seven days may be considered illiquid if there is no secondary market for such security.

Warrants Warrants are instruments giving holders the right, but not the obligation, to buy equity or fixed-income securities of a company at a given price during a specified period.

When-Issued and   When-issued or delayed delivery basis transactions involve
Delayed           the purchase of an instrument with payment and delivery
Delivery          taking place in the future. Delivery of and payment for
Securities        these securities may occur a month or more after the date of the purchase commitment. A Portfolio will maintain with its Custodian a separate account with liquid high grade debt securities or cash in an amount at least equal to these commitments. The interest rate realized on these securities is fixed as of the purchase date and no interest accrues to a Portfolio before settlement. These securities are subject to market fluctuation due to changes in market interest rates and it is possible that the market value at the time of settlement could be higher or lower than the purchase price if the general level of interest rates has changed.
                  Although a Portfolio generally purchases securities on a when-issued or forward commitment basis with the intention of actually acquiring securities, a Portfolio may dispose of a when-issued security or forward commitment prior to settlement if it deems appropriate.

                     Additional information on other permitted investments can
                  be found in the Statement of Additional Information.

TABLE OF CONTENTS
--------------------------------------------------------------------------------

Annual Operating Expenses............    2
Financial Highlights.................    3
The Trust............................    5
Investment Objectives and Policies...    5
General Investment Policies..........    6
Investment Limitations...............   11
The Manager and Shareholder Servicing
Agent................................   13
The Advisers.........................   13

The Sub-Advisers.....................   15
Distribution.........................   18
Purchase and Redemption of Shares....   20
Performance..........................   21
Taxes................................   22
General Information..................   23
Description of Permitted Investments
and Risk Factors.....................   25